                                                           EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in millions)
                              ___________________


                                                       Three Months Ended
                                                         March 31, 1995
                                                       -------------------

Earnings before income taxes and cumulative
  effect of accounting changes                               $2,330

Add (Deduct):
Equity in net earnings of less than 50% owned
   affiliates                                                   (55)
Dividends from less than 50% owned
   affiliates                                                    66
Fixed charges                                                   396
Interest capitalized, net of amortization                        (2)
                                                             ------
Earnings available for fixed charges                         $2,735
                                                             ======

Fixed charges:
Interest incurred:
   Consumer products                                         $  339
   Financial services and real estate                            22
                                                             ------
                                                                361

Portion of rent expense deemed to represent
   interest factor                                               35
                                                             ------
Fixed charges                                                $  396
                                                             ======

Ratio of earnings to fixed charges                              6.9
                                                             ======

                                                            EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
         Computation of Ratios of Earnings to Fixed Charges (continued)
                             (Dollars in millions)
                              ___________________

                                         Years Ended December 31,
                              ----------------------------------------------
                               1994      1993      1992      1991      1990
                              ------    ------   -------    ------    ------
Earnings before
   income taxes and
   cumulative effect
   of accounting changes      $8,216    $6,196   $ 8,608    $6,971    $6,311

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                   (184)     (164)     (107)      (95)      (90)
Dividends from less than
   50% owned affiliates          165       151       125        72        71
Fixed charges                  1,537     1,716     1,736     1,899     1,941
Interest capitalized, net
   of amortization                (1)      (13)       (3)      (11)        -
                              ------    ------   -------    ------    ------
Earnings available for
   fixed charges              $9,733    $7,886   $10,359    $8,836    $8,233
                              ======    ======   =======    ======    ======

Fixed charges:
Interest incurred:
   Consumer products          $1,317    $1,502   $ 1,525    $1,711    $1,754
   Financial services and
     real estate                  78        87        95        83        93
                              ------    ------   -------    ------    ------

                               1,395     1,589     1,620     1,794     1,847
Portion of rent expense
   deemed to represent
   interest factor               142       127       116       105        94
                              ------    ------   -------    ------    ------

Fixed charges                 $1,537    $1,716   $ 1,736    $1,899    $1,941
                              ======    ======   =======    ======    ======
Ratio of earnings to
   fixed charges                 6.3       4.6       6.0       4.7       4.2
                              ======    ======   =======    ======    ======
